Exhibit (h)(iii)(j)

AMENDMENT NO. 10

to the

EXPENSE LIMITATION AGREEMENT

This Amendment is made as of September 8, 2011 to the Expense Limitation Agreement dated August 14, 2007 (“Agreement”), as amended, between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, on September 8, 2011, the Board of Trustees of MST approved the continuation of the Agreement through October 31, 2012 on behalf of the each of the Munder Bond Fund, Munder Integrity Mid-Cap Value Fund, Munder Integrity Small/Mid-Cap Value Fund, Munder International Fund — Core Equity, Munder International Small-Cap Fund, and Munder Veracity Small-Cap Value Fund; and

WHEREAS, MCM agrees to continue through October 31, 2012 waiving advisory or administration fees and/or paying certain operating expenses for each of the Munder Bond Fund, Munder Integrity Mid-Cap Value Fund, Munder Integrity Small/Mid-Cap Value Fund, Munder International Fund — Core Equity, Munder International Small-Cap Fund, and Munder Veracity Small-Cap Value Fund in amounts sufficient to maintain annual fund operating expenses at the levels specified in the Agreement.

NOW THEREFORE, in consideration of the promises contained herein, MST and MCM agree to amend the Agreement as follows:

1.               The term of the Agreement is hereby extended through October 31, 2012.

2.               Schedule A of the Agreement is hereby replaced with the attached Schedule A effective September 8, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Financial Officer

Dated:  September 8, 2011

SCHEDULE A

To the Expense Limitation Agreement

Expense Limits

Expense payments and Service Agreement fee waivers made by MCM under this Agreement shall be made in an amount sufficient to maintain the specified Operating Expense Ratio for each class as follows:

Bond Fund

Class A	0.65%
Class B	1.40%
Class C	1.40%
Class K	0.65%
Class Y	0.40%

Integrity Mid-Cap Value Fund

Class A	1.50%
Class Y	1.25%

Integrity Small/Mid-Cap Value Fund

Class A	1.50%
Class Y	1.25%

International Fund-Core Equity

Class A	1.47%
Class C	2.22%
Class Y	1.22%
Class I	0.96%

International Small-Cap Fund

Class A	1.71%
Class C	2.46%
Class Y	1.46%
Class I	1.20%

Veracity Small-Cap Value Fund

Class A	1.50%
Class B	2.25%
Class C	2.25%
Class K	1.50%
Class R	1.75%
Class Y	1.25%